Exhibit 99.1

SS Innovations International, Inc. Achieves Another Milestone by Successfully Performing Over 2,000 km North-to-South Robotic Cardiac Telesurgery with its SSi Mantra 3 Surgical Robotic System

●	The SSI Mantra 3 Surgical Robotic System enabled a seamless connection from SS Innovations headquarters in Gurugram, India to Aster CMI Hospital in Bengaluru, India covering a distance over 2,000 km.

●	The SSi Mantra, India’s first CDSCO*-approved surgical robotic system for telesurgery, brings precision and accessibility to complex surgical procedures.

Fort Lauderdale, FL, March 27, 2025 - SS Innovations International, Inc. (OTC:SSII) (“SS Innovations” or the “Company”), a developer of innovative robotic surgical technologies dedicated to making world-class robotic surgery affordable for and accessible to a global population, announced that it successfully performed India’s first North-to-South robotic cardiac telesurgery. Made possible by our advanced SSi Mantra 3 Surgical Robotic System, this landmark procedure bridged a 2,000-kilometer distance between SS Innovations headquarters in Gurugram, New Delhi and the Aster CMI Hospital in Bengaluru with imperceptible latency. This achievement is a milestone in making cutting-edge robotic surgical-care accessible across long distances. The Company believes that the successful performance of this critical robotic cardiac telesurgery opens the door to significant advancements in Indian healthcare, paving the way for a future where advanced surgical technology plays a vital role in making healthcare more accessible and efficient worldwide.

The long distance robotic assisted intracardiac telesurgery, was performed on a 35-year-old patient, lasted for 2 hours and 40 minutes and involved closing a complex Atrial Septal Defect (ASD) which is a congenital condition where there is a small hole between the two upper chambers of the heart. The procedure was led by Dr. Sudhir Srivastava, Founder, Chairman, and CEO of SS Innovations from Gurugram, supported by Dr. Arul Furtado, Consultant - Cardiovascular & Thoracic Surgery at Aster CMI Hospital, Bengaluru, along with his expert team. The surgery demonstrated exceptional precision, achieving an incredibly low latency, further underscoring the accuracy and efficiency of robotic-assisted remote surgery.

Expressing immense gratitude for making life-saving procedures accessible beyond boundaries, SS Innovations Founder, Chairman, and CEO, Dr. Sudhir Srivastava, said, “This is a defining moment for the future of surgical care in India. With telesurgery powered by the SSi Mantra 3—designed for India, for the world, we are bridging healthcare gaps and ensuring world-class surgical expertise reaches even the most remote areas. By seamlessly connecting North to South India, we have demonstrated how distance is no longer a barrier to advanced medical care. With approval from the CDSCO (the Central Drugs Standard Control Organization, India’s equivalent of the U.S. FDA), we are not just pushing technological boundaries but fulfilling our mission to democratize robotic surgery. Telesurgery is revolutionizing healthcare, eliminating the need for patients to travel and making advanced surgical care truly accessible and affordable.”

Dr. Arul Furtado, Consultant Cardiac Surgeon, Aster CMI Hospital, Bengaluru, added, “Performing our first robotic intracardiac telesurgery for an Atrial Septal Defect on a young patient in his mid-thirties was both a valuable learning experience and a significant milestone for our institution. As our first approach into robotic cardiac telesurgery, the experience was seamless, and the SSi Mantra 3 Surgical Robotic System proved to be incredibly user-friendly, allowing us to perform the procedure with precision and confidence. The team was highly encouraged by the success of this telesurgery, reinforcing the vital role we believe robotic-assisted surgery will play in the future of cardiac care. What sets the SSi Mantra 3 apart from other robotic platforms is its design—developed by a cardiac surgeon with extensive experience in robotic cardiac surgery. This unique insight gives it a distinct advantage, making it highly adaptable and tailored to the needs of cardiac surgeons. As we move forward, I believe robotic telesurgery has the ability to redefine access to specialized surgical care, and today’s procedure marks just the beginning of this transformation.”

SS Innovations’ journey in telesurgery began with an initial procedure at Rajiv Gandhi Cancer Institute and Research Centre (RGCIRC) in Delhi, remotely executed from the SSI office in Gurugram, covering a distance of 40 km. Building on this success, the next milestone connected SS Innovations headquarters in Gurugram with Manipal Hospital in Jaipur, Rajasthan, spanning 286 km. Now, India has witnessed achieving another historic feat – a robotic-assisted telesurgery conducted over 2,000+ km from the Company’s headquarters in Gurugram in North India to Bengaluru at Aster CMI Hospital in South India, performed with no observable latency and real-time precision using the SSi Mantra 3 Surgical Robotic System demonstrating the future potential of remote surgical care. By enabling real-time expertise shared through telesurgery and tele-proctoring, SS Innovations is addressing gaps in surgical access and precision. The successful tele-surgeries performed to date highlight the potential of advanced robotic technologies to enhance precision and quality in surgical interventions. Telesurgery not only overcomes geographical constraints but also reduces the need for patients to travel long distances for specialized medical care.

This historic achievement marks a significant step forward in India’s healthcare landscape, with SS Innovations leading the charge in revolutionizing surgical care through the use of advanced robotic technology coupled with a humanitarian vision. With the capability of performing telesurgeries across distances of thousands of kilometers, new possibilities are opened for accessible, high-quality healthcare across India and globally. As SS Innovations continues to enhance its technologies, the focus remains on practical solutions that enhance surgical efficiency, expand access to specialized care, and improve patient outcomes across India and beyond.

About SS Innovations International, Inc.:

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative robotic surgical technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SS Innovations’ business operations are headquartered in India and the Company plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit our website at ssinnovations.com or LinkedIn for updates.

About the SSi Mantra:

The SSi Mantra Surgical Robotic System, by SS Innovations, is a modular multi-arm system with many advanced technology features. It allows for the use of 3-5 robotic arms, has an open-faced ergonomic Surgeon Command Centre, 32-inch large 3D 4K monitor, a 23-inch 2D Touch panel monitor for all patient related information display, a virtual real-time image of the robotic Patient Side Arm Carts, and the ability for superimposition of 3D models of diagnostic imaging. The Vision Cart gives the table-side team the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The modular robotic arms give flexibility in positioning and the number of arms to be used. This allows for collision-free conduct of surgical operations. There are over 40 different types of robotic endo-surgical instruments that can be used for different specialties including cardiac surgery. The learning curve for surgeons is shorter due to the SSi Mantra’s ergonomic design and user-friendly features.

The SSi Mantra has been clinically validated in India in more than 90 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in the second half of 2025.

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